Exhibit 99.1

                    Praxair Names Hall to Board of Directors

     DANBURY, Conn.--(BUSINESS WIRE)--Aug. 24, 2004--Ira D. Hall, president and chief executive officer of Utendahl Capital Management, L.P., has been elected to the board of directors of Praxair, Inc (NYSE:PX), effective September 1, 2004. Utendahl Capital Management is a New York-based fixed-income investment management firm.
     "We are delighted Ira will be joining the Praxair board and expect that his broad financial and business experience in the global energy and technology sectors will be a great benefit to both the board and the management team", said Dennis Reilley, chairman, president and CEO of Praxair.
     The election of Hall increases the number of Praxair directors to 11, ten of whom are outside directors.
     Hall, 60, became president and CEO of Utendahl Capital Management in 2002. Previously, Hall was treasurer of Texaco Inc. and head of its finance department. Before that, he had been Texaco's general manager of alliance management with responsibility for a number of U.S. and global joint ventures.
     Prior to joining Texaco in 1998, he held a variety of positions with IBM Corporation, including director of international operations, treasurer of IBM U.S., and chairman and CEO of IBM WTC Insurance Corporation. He was previously Senior Vice President of the New York investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc.
     Hall graduated from Stanford University with a bachelor of science degree in electrical engineering and a masters of business administration from the Stanford Graduate School of Business. He currently serves on the boards of Pepsi Bottling Group Inc., The Reynolds & Reynolds Co. and Imagistics International, Inc. He is the immediate past chairman of the board of the Executive Leadership Council and currently serves on its board. He also serves on the boards of the Jackie Robinson Foundation and the Alvin Ailey Dance Theater, as well as the Dean's Advisory Council of the Stanford Graduate School of Business.

     Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information is available on the Internet at www.praxair.com.

     CONTACT: Praxair
              Media:
              Nigel Muir, 203-837-2240
              nigel_muir@praxair.com
              or
              Investors:
              Elizabeth Hirsch, 203-837-2354
              liz_hirsch@praxair.com